1933 Act File No. 333-230320

1940 Act File No. 811-23166

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

[X] REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.

[X] Post-Effective Amendment No. 1

and

[X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X] Amendment No. 9

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

Exact Name of Registrant as Specified in Charter

325 North LaSalle Street, Suite 645, Chicago, Illinois 60654

Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

(312) 832-1440

Registrant's Telephone Number, including Area Code

Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

325 North LaSalle Street, Suite 645

Chicago, Illinois 60654

Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:

Joshua B. Deringer

Drinker Biddle & Reath, LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700

Approximate Date of Proposed Public Offering: As soon as possible after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-230320 and 811-23166) of the RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (as amended, the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing Exhibits d. l, d.2, k.4 and k.5 to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C-OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.	Exhibits:

a.1	Articles of Incorporation. Filed on July 1, 2016 as Exhibit a to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

a.2	Articles of Amendment and Restatement. Filed on August 29, 2016 as Exhibit a to Registrant's Registration Statement on Form N-2 (File No. 333-212400) and incorporated herein by reference.

b.	By-Laws of Fund. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit b to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

c.	None.

d.1	Form of Subscription Certificate for Rights Offering.**

d.2	Form of Notice of Guaranteed Delivery for Rights Offering.**

e.	Dividend Reinvestment Plan. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit e to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

f.	None.

g.1	Form of Management Agreement between Registrant and RiverNorth Capital Management, LLC. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit g.1 to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

g.2	Form of Subadvisory Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit g.2 to Registrant's Registration Statement on Form N-2 (File No. 333- 2 I 2400) and incorporated herein by reference.

h.l	Form of Underwriting Agreement.*

h.2	Form of Master Sales Agreement.*

i.	None.

j.	Form of Custody Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit j to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

k.l	Form of Master Services Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit k.l to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

k.2	Form of Amended Distribution Agreement with TSC Distributors, LLC. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit k.2 to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

k.3	Credit Agreement dated as of December 16, 2016, between RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. and U.S. Bank National Association. Filed on March 15, 2019 as Exhibit k.3 to Registrant's Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.4	Subscription Agent Agreement.**

k.5	Information Agent Agreement.**

l.	Opinion and consent of Shapiro Sher Guinot & Sandler, P.A. Filed on September 23, 2019 in Pre-Effective Amendment No. 1 as Exhibit l to Registrant's Registration Statement on Form N-2 (File No. 333- 230320) and incorporated herein by reference.

m.	None.

n.	Consent of Independent Registered Public Accounting Finn. Filed on September 23, 2019 in Pre-Effective Amendment No. 1 as Exhibit n to Registrant's Registration Statement on Form N-2 (File No. 333- 230320) and incorporated herein by reference.

o.	None.

p.	Subscription Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit p to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

q.	None.

r. l	Code of Ethics of Registrant. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit r. l to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

r.2	Code of Ethics of RiverNorth Capital Management, LLC. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit r.2 to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

r.3	Code of Ethics of DoubleLine Capital LP. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit r.3 to Registrant's Registration Statement on Form N-2 (File No. 333-212400) and incorporated herein by reference.

s.	Powers of Attorney. Filed on September 23, 2019 in Pre-Effective Amendment No. 1 as Exhibit s to Registrant's Registration Statement on Form N-2 (File No. 333- 230320) and incorporated herein by reference.

*	To be filed by amendment.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Chicago, and State of Illinois, on the 14th day of November, 2019.

RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

By:	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Patrick W. Galley	President (Principal Executive Officer)	November 14, 2019
Patrick W. Galley

By:	/s/ Jonathan M. Mohrhardt	Chief Financial Officer and Treasurer (Principal Financial Officer/Principal Accounting Officer)	November 14, 2019
Jonathan M. Mohrhardt

By:	/s/ Patrick W. Galley	Chairman of the Board and Director	November 14, 2019
Patrick W. Galley

John K. Carter(1)		Director	By:	/s/ Patrick W. Galley
Patrick W. Galley
J. Wayne Hutchens(1)		Director		Attorney-In-Fact
2019
John S. Oakes(1)		Director

David M. Swanson(1)		Director

Jerry Raio(1)		Director

(1)	Original powers of attorney authorizing Joshua B. Deringer, Diane E. McCarthy and Patrick W. Galley to execute Registrant's Registration Statement, and Amendments thereto, for the trustees of the Registrant on whose behalf this Registration Statement is filed, were previously executed and are filed as Exhibit s. to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 (File No. 333-230320).

Exhibit Index

Exhibit Number	Description
d.l	Form of Rights Subscription Certificate for Rights Offering
d.2	Form of Notice of Guaranteed Delivery for Rights Offering
k.4	Subscription Agent Agreement
k.5	Information Agent Agreement